UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 2, 2008

THE TALBOTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts		02043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 – Financial Information

Item 2.05  Costs Associated With Exit or Disposal Activities.

In October 2007, The Talbots, Inc. (the “Company”) publicly announced that it had initiated a comprehensive review of its business to support the development of a strategic long-range plan to restore growth and profitability to the business. This review was completed in the first quarter of 2008 and details of the Company’s strategic long-range plan were announced on April 1, 2008.  As part of this plan to streamline operations and rationalize its cost structure, the Company is reducing its corporate headcount across multiple locations.

On June 3, 2008, management of the Company committed to a workforce reduction resulting in the elimination of approximately 9% of the Company’s corporate headcount across multiple locations and at all levels.  The Company’s purpose in taking this action is to realign and streamline internal Company functions, which the Company believes is a necessary and important step towards strengthening the organization for the long term. Substantially all affected employees were notified on or immediately prior to June 5, 2008.  The annualized cost savings expected to be achieved as a result of this reduction is estimated to be approximately $14.0 million, before expenses associated with this action.

In the first quarter of fiscal 2008 the Company recorded total pre-tax expense related to corporation-wide strategic initiatives related to ongoing core operations of $5.2 million, of which approximately $2.1 million is attributable to this workforce reduction as follows:

(i)	cash expenditures of $3.4 million for severance and related severance benefits, offset by a non-cash benefit of $1.9 million attributable to stock awards that will not vest; and
(ii)	cash expenditures of approximately $0.6 million for professional consulting services attributable to this workforce reduction.

In the second quarter of fiscal 2008, the Company expects to record approximately $3.8 million of additional pre-tax expense attributable to this workforce reduction as follows:

(i)
cash expenditures of approximately $2.8 million for severance and related severance benefits, a non-cash expense of approximately $0.5 million related to accelerated vesting of stock awards, offset by a non-cash benefit of approximately $0.2 million attributable to stock awards that will not vest; and

(ii)	cash expenditures of approximately $0.7 million for professional consulting services attributable to this workforce reduction.

Based on the above, the total pre-tax expense expected to be recorded in the 2008 first and second quarters attributable to this workforce reduction is estimated to be approximately $5.9 million, with total estimated cash expenditures of $7.5 million.

The Company expects to incur additional costs and charges related to its strategic plan during 2008.

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a part of the realignment of business functions to support the execution of its strategic long-range plan, as referred to in Item 2.05 above, the Company is reducing its corporate headcount across multiple locations and at all levels, including its chief operating officer position.   As a result, the Company’s current chief operating officer, Philip H. Kowalczyk, will separate from the Company in early July 2008, at which point Mr. Kowalczyk’s responsibilities as chief operating officer will be absorbed by other executives of the Company as part of this realignment.

Trudy Sullivan, the Company’s President and Chief Executive Officer, stated, “On behalf of the Board and our entire organization, I would like to thank Phil Kowalczyk for his tireless efforts and substantial contributions.  All of us at Talbots and J. Jill wish Phil and his family the very best going forward.”

Section 7 – Regulation FD

Item 7.01  Regulation FD Disclosure.

On June 5, 2008, the Company issued a press release announcing, among other things, the matters described in Item 2.05 of this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Forward-looking Information

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “anticipate,” “will,” or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and substantial risk.  The reader is urged to consider all such factors.  Actual costs and timing may differ materially from what has been estimated.

All of our forward-looking statements are as of the date of this Form 8-K only, and except as may be required by law or SEC rule or requirement, the Company does not undertake to update or revise any forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date hereof.

Any public statements or disclosures by the Company following this Form 8-K which modify or impact any of the forward-looking statements contained in or accompanying this Form 8-K will be deemed to modify or supersede such statements in or accompanying this Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1     Press Release of The Talbots, Inc., dated June 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: June 5, 2008	By:	/s/ Edward L. Larsen
	Name:	Edward L. Larsen
	Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of The Talbots, Inc., dated June 5, 2008.